UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 5, 2007

AMYLIN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19700	33-0266089
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9360 Towne Centre Drive

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:   (858) 552-2200

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2007, Amylin issued a press release announcing that Teresa Beck has been elected to its Board of Directors, effective March 6, 2007.  Ms. Beck will serve on Amylin’s Audit Committee.  A copy of this press release is attached as Exhibit 99.1 and is incorporated herein by reference.  In connection with her election to the Board, Ms. Beck received an option to purchase 20,000 shares of Amylin common stock under Amylin’s 2003 Non-employee Directors’ Plan. The option is exercisable at a price equal to the closing price of Amylin’s common stock on the date of grant and vests over four years with one-fourth of the option grant vesting on the first year anniversary of the grant date and in equal monthly installments for three years thereafter. Amylin will enter into an indemnification agreement with Ms. Beck substantially in the form previously filed with the Securities and Exchange Commission.

On March 5, 2007, Amylin received notification from Vaughn D. Bryson and Thomas R. Testman that they have decided not to stand for re-election at Amylin’s 2007 annual stockholders’ meeting.

Item 5.05.  Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On March 6, 2007, Amylin Pharmaceuticals, Inc. amended its Code for Shared Business Conduct.  The amended code contains provisions regarding the obligations of employees working in foreign countries to comply with applicable foreign government laws and regulations.  The amended code also contains additional provisions with respect to Amylin’s disclosure obligations, avoidance of conflicts of interest, commitment to building a diverse workforce and the reporting of potential violations of the code.  A copy of the amended Code for Shared Business Conduct is available on Amylin’s corporate website at www.amylin.com.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

	Number	Description

	99.1	Press release issued by Amylin on March 6, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYLIN PHARMACEUTICALS, INC.

Dated: March 9, 2007	By:	/s/ LLOYD A. ROWLAND
Lloyd A. Rowland
Vice President, Governance and Compliance, and Secretary

EXHIBIT INDEX

Number	Description

99.1	Press release issued by Amylin on March 6, 2007.